     PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS ANNOUNCES RESULTS
FOR THE THIRD QUARTER OF FISCAL 2007

St. Louis, MO, August 7, 2007 ... Ralcorp Holdings, Inc. (NYSE:RAH) today filed its Quarterly Report on Form 10-Q for the period ended June 30, 2007.  Reported diluted earnings per share were $.43 including the impact of a non-cash loss on forward sale contracts related to Ralcorp's investment in Vail Resorts, Inc., or $1.13 per share excluding that impact.  In last year's third quarter, reported diluted earnings per share was $1.12 including the impact of a non-cash gain on those contrcts, or $1.03 excluding that impact.  Other reported results for the quarter include:
•	Net sales increased 26% from a year ago, largely as a result of recent business acquisitions, as well as volume gains in the base businesses and higher pricing in response to rising input costs.
•	Total segment profit contribution was up 15% as a result of acquisitions, higher selling prices, and cost reduction efforts, partially offset by higher ingredient costs and amortization expense.
•
Earnings before income taxes and equity earnings were $1.9 million (compared to $32.4 million last year) after a $29.8 million ($.70 per share) non-cash loss on Ralcorp’s Vail forward sale contracts.  Last year’s amount included a $3.7 million ($.09 per share) non-cash gain on the forward sale contracts.

•	Equity in earnings of Vail Resorts, Inc. (after tax) was $10.1 million ($.37 per share) compared to $9.0 million ($.33 per share) a year ago.
•	Net earnings were $11.6 million compared to $30.2 million a year ago (including the non-cash after-tax effects of losses or gains on the Vail forward sale contracts).

Segment results and other key components of earnings before income taxes and equity earnings are summarized in the following tables (in millions):
	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net Sales
Ralston Foods	$182.0	$114.7	$422.5	$332.3
Bremner	81.0	80.4	242.2	239.3
Cereals, Crackers & Cookies	263.0	195.1	664.7	571.6
Frozen Bakery Products	149.6	111.9	457.4	326.9
Dressings, Syrups, Jellies & Sauces	109.2	102.9	314.6	289.6
Snack Nuts & Candy	61.7	52.5	188.5	177.0
Total	$583.5	$462.4	$1,625.2	$1,365.1

Profit Contribution
Cereals, Crackers & Cookies	$26.9	$20.9	$63.3	$55.2
Frozen Bakery Products	14.3	11.7	52.0	36.5
Dressings, Syrups, Jellies & Sauces	4.1	7.4	11.8	6.9
Snack Nuts & Candy	4.4	3.2	16.6	10.0
Total segment profit contribution	49.7	43.2	143.7	108.6
Interest expense, net	(11.4)	(7.9)	(30.2)	(20.6)
(Loss) gain on forward sale contracts	(29.8)	3.7	(82.3)	(1.7)
Gain on sale of securities	-	-	-	2.6
Accelerated depreciation	-	-	-	(1.1)
Systems upgrades and conversions	(.1)	(.6)	(.4)	(3.0)
Stock-based compensation expense	(1.9)	(1.3)	(5.3)	(4.1)
Other unallocated corporate expenses	(4.6)	(4.7)	(16.4)	(15.1)
Earnings before income taxes
and equity earnings	$1.9	$32.4	$9.1	$65.6

The third quarter sales growth was $121.1 million, of which approximately 75% is attributable to the timing of recent business acquisitions.  Those acquisitions include Bloomfield Bakers (March 16, 2007) in the Cereals, Crackers & Cookies segment and Cottage Bakery (November 10, 2006) in the Frozen Bakery Products segment.  The remaining growth (approximately 6% over the prior year) was due to volume gains in the Frozen Bakery Products and Snack Nuts & Candy segments, price increases in response to rapidly rising costs, and favorable mix in most of the Company’s base businesses.

For the quarter, the Company’s overall ingredient and packaging costs were unfavorable by a total of about $13.0 million.  The costs of several key ingredients are expected to continue to rise, with a greater impact on profitability in the fourth quarter of fiscal 2007, as lower-priced forward commodity contracts and hedge positions expire.

Amortization of intangible assets related to acquisitions (primarily customer relationships and trademarks) increased with the addition of amounts for Bloomfield and Cottage.  Amortization of such intangibles was $6.4 million ($.15 per share) for the third quarter of fiscal 2007, but only $2.5 million ($.06 per share) for the third quarter of fiscal 2006.  Through nine months, the corresponding amortization was $13.5 million ($.32 per share) for fiscal 2007 and $7.2 million ($.16 per share) for fiscal 2006.

Net earnings for the third quarter of fiscal 2007 were affected by a $29.8 million unrealized non-cash loss on the Company’s forward sale contracts related to its shares of Vail Resorts, Inc. (NYSE:MTN), compared to a $3.7 million non-cash gain on the contracts in last year’s third quarter.  The contracts, which include a collar on the Vail stock price, operate as a hedge of the future sale of the stock in that the Company will receive no less than the $140 million prepaid proceeds for the 4,950,100 shares subject to these contracts.  However, because Ralcorp accounts for its investment in Vail Resorts using the equity method, these contracts are not currently eligible for hedge accounting.  Consequently, gains or losses due to changes in the fair value of the contracts are immediately recognized in earnings.  Amortization of the prepayment discounts, which totaled $2.1 million in the most recent quarter and $1.3 million a year ago, is included in interest expense.

Diluted earnings per share excluding the impact of the gains or losses on forward sale contracts related to Ralcorp’s investment in shares of Vail Resorts, Inc., as reported herein, is a non-GAAP financial measure.  The Company’s management believes that presentation of this non-GAAP financial measure provides useful information to investors regarding Ralcorp’s operations, which are unaffected by the existence of the forward sale contracts or unrealized changes in their fair value.

For additional information regarding the Company’s results, refer to the comparative statements of earnings below, as well as the financial statements and management’s discussion and analysis included in its Quarterly Report on Form 10-Q for the period ended June 30, 2007, filed August 7, 2007.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurants and other foodservice customers.  Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; and frozen dough for cookies, Danishes, bagels and doughnuts.  In addition, Ralcorp holds an interest of approximately 19 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.

NOTE:  Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  These statements are sometimes identified by their use of terms and phrases such as “should,” “will,” “can,” “believes,” “could,” “likely,” “anticipates,” “intends,” “plans,” “expects,” “if,” “would,” or similar expressions.  Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.

 RALCORP HOLDINGS, INC.
CONDENSED CONSOLLIDATED STATEMENTS OF EARNINGS (Unaudited)
(Dollars in millions except per share data, shares in thousands)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net Sales	$583.5	$462.4	$1,625.2	$1,365.1
Cost of products sold	(475.7)	(373.6)	(1,313.1)	(1,109.6)
Gross Profit	107.8	88.8	312.1	255.5
Selling, general and administrative expenses	(64.7)	(52.2)	(190.5)	(170.2)
Interest expense, net	(11.4)	(7.9)	(30.2)	(20.6)
(Loss) gain on forward sale contracts	(29.8)	3.7	(82.3)	(1.7)
Gain on sale of securities	-	-	-	2.6
Earnings before Income Taxes
and Equity Earnings	1.9	32.4	9.1	65.6
Income taxes	(.4)	(11.2)	(2.2)	(22.4)
Earnings before Equity Earnings	1.5	21.2	6.9	43.2
Equity in earnings of Vail Resorts, Inc.,
net of related deferred income taxes	10.1	9.0	12.8	10.6
Net Earnings	$11.6	$30.2	$19.7	$53.8

Earnings per Share
Basic	$.44	$1.14	$.74	$1.92
Diluted	$.43	$1.12	$.72	$1.88

Weighted Average Shares
for Basic Earnings per Share	26,304	26,515	26,617	27,993
Dilutive effect of:
Stock options	587	479	562	498
Stock appreciation rights	105	-	66	-
Restricted stock awards	71	39	65	35
Weighted Average Shares
for Diluted Earnings per Share	27,067	27,033	27,310	28,526